Exhibit 107.1
CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

ITRON, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value (“Common Stock”)	Rule 457(c) and Rule 457(h)	3,000,000	$108.82	$326,460,000	$147.60 per $1,000,000	$48,185.50
Total Offering Amounts					$326,460,000		$48,185.50
Total Fee Offsets (3)							$0
Net Fee Due							$48,185.50

(1)This Registration Statement on Form S-8 covers shares of Common Stock that may be issued under the Third Amended and Restated 2010 Stock Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional indeterminable number of shares of Common Stock as may be required to be issued pursuant to the Plan in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock.

(2)Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and (h), on the basis of $108.82 per share, which is the average of the high and low prices of the Common Stock, as reported on the Nasdaq Global Select Market on May 9, 2024.

(3)The Registrant does not have any fee offsets.